Exhibit 99.2

CONTACT:	Michal D. Cann — President & CEO	NEWS RELEASE
Rick A. Shields — EVP & Chief Financial Officer
360.679.3121
WASHINGTON BANKING COMPANY DECLARES QUARTERLY CASH DIVIDEND
OAK HARBOR, WA – October 25, 2007 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a cash dividend of $0.06 per common share. The dividend will be paid November 28, to shareholders of record on November 9, 2007. Washington Banking has paid a quarterly cash dividend since its 1998 initial public offering, and has increased the cash payout each year.
Earlier this week, Washington Banking announced 2007 third quarter results. Net income for the quarter increased 7% year-over-year and 15% from the preceding quarter. For the quarter ended September 30, 2007, net income was $2.8 million, or $0.30 per diluted share, compared to $2.5 million, or $0.26 per diluted share, in the second quarter of 2007, and $2.6 million, or $0.28 per diluted share, in the third quarter of 2006.
On September 26, 2007, the company announced the signing of a definitive agreement for a merger with, and into, Frontier Financial Corporation (Nasdaq: FTBK). The transaction is expected to close in the first quarter of 2008, pending Washington Banking shareholder approval, regulatory approvals and satisfaction of other customary closing conditions.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 20 full-service branches located in five counties in Northwestern Washington. In September, Ryan Beck & Co. ranked WBCO #33 on its list of the Top 100 U.S. Banks and Thrifts, based on 5 year total return.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) successful completion of our previously announced merger with Frontier Financial, the closing of which remains subject to customary closing conditions. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
Note: Transmitted on Prime Newswire at 5:27 p.m., PDT on October 25, 2007.